April 27, 2011

Press Release

Source: Farmers National Banc Corp.

John S. Gulas, President and CEO

20 South Broad Street P.O. Box 555

Canfield, OH 44406

330.533.3341

330.533.0451 (FAX)

Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS RESULTS FOR FIRST QUARTER 2011

CONTINUED STRONG REVENUE GROWTH:

•	Net income was $1.7 million, or $0.10 per diluted share, for the first quarter of 2011 compared to $847 thousand, or $0.06 per diluted share, for the first quarter of 2010.

•	Pre-tax, pre-provision income for the first quarter of 2011 increased 7% from the first quarter of 2010.

•	Net interest income and other income for the first quarter of 2011 increased 3% and 12%, respectively, from the first quarter of 2010.

•	Provision for loan losses for the first quarter of 2011 decreased $903 thousand from the first quarter of 2010.

•	Efficiency ratio improved to 63% for the first quarter of 2011 compared to 64% for the first quarter of 2010.

STRONG CAPITAL LEVELS:

•	Tangible common equity to total assets improved to 9.56%, compared to 7.25% at March 31, 2010.

•	Successful common share offering adds $14 million to stockholders’ equity.

STABLE ASSET QUALITY:

•	Annualized net charge-offs to average net loans outstanding improved to 0.74% at March 31, 2011, compared to 1.30% at March 31, 2010

•	Loans 30 – 89 days delinquent decreased to $3.4 million at March 31, 2011, compared to $6.1 million at March 31, 2010.

CANFIELD, Ohio (April 27, 2011) – Farmers National Banc Corp. (OTCBB: FMNB) today reported net income of $0.10 per diluted share for the quarter ended March 31, 2011, a 66% improvement when compared to the first quarter of 2010. The tangible common equity ratio increased to 9.56% at March 31, 2011 as compared to 7.25% at March 31, 2010, mainly as a result of the successful shareholders rights offering. Total assets of $1.01 billion at March 31, 2011 decreased 2.47% compared to March 31, 2010, resulting from a $32.7 million decrease of short-term borrowings due to a decline in repurchase agreement balances held by public fund customers.

John S. Gulas, President and CEO, stated “Our pre-tax, pre-provision income increased to $3.9 million for the first quarter of 2011, which represents a 7% increase over the $3.6 million reported for the first quarter of 2010. Net interest income increased 3% and other income increased 12%. The increases reflect the continued benefits from our strategy to diversify income streams. During the past three years, we have implemented a strategy to earn our way through the ‘Great Recession’ by adding income producing assets and fee income and by enhancing expense management and our loan review process. We continue to see the benefits of this strategy through our increased earnings power and improving asset quality trends that are better than many of our peers.”

The Company’s total assets reported at March 31, 2011 were $1.01 billion, a decrease of 2.47% compared to $1.04 billion in total assets recorded at March 31, 2010. Net loans were reported at $566.3 million at March 31, 2011, versus $600.9 million at the same time in 2010, a decrease of $34.6 million, or 5.8%. The decline in loans, particularly in the first quarter of 2011, is related to seasonality in the retail lending portfolio and slow economic growth in the Mahoning Valley. The decline in loan balances resulted in a lower level of loan income for the current quarter. Over this same period, deposits decreased $11.5 million, or 1.5%, from $776.8 million at March 31, 2010 to $765.3 million at March 31, 2011. The decrease in deposit levels is a result of the Company’s efforts to carefully monitor and achieve appropriate capital to asset ratios in the current economic environment.

Stockholders’ equity totaled $103.1 million, or 10.16% of total assets, at March 31, 2011, an increase of $20.9 million, or 25.4%, compared to $82.3 million at March 31, 2010. The increase in equity was primarily the result of the successful common share offering, adding approximately $14 million in capital. The increase is also the result of net income, offset by mark to market adjustments in the Company’s investment securities and cash dividends paid to shareholders during the past twelve months. Shareholders received a $0.03 per share cash dividend on March 31, 2011 and a total of $0.12 per share cash dividends paid in the past four quarters. Book value per share decreased 9.1% from $6.07 per share at March 31, 2010 to $5.52 per share at March 31, 2011. This decrease is mainly the result of the increase in shares outstanding, which includes the 5 million shares issued in the common share offering, which were offered at $3.00 per share. The Company’s tangible book value per share also decreased 6.7% from $5.53 per share at March 31, 2010 to $5.16 per share at March 31, 2011.

Net Interest Income -— Net interest income was $9.1 million for the first quarter of 2011, which compared to $8.8 million in the first quarter of 2010. This represents a 3.1% increase quarter over quarter. The net interest margin to average earning assets on a fully taxable equivalent basis improved 21 basis points to 4.22% for the three months ended March 31, 2011, compared to 4.01% for the same period in the prior year. In comparing the quarters ending March 31, 2011 and 2010, yields on earning assets decreased 35 basis points, while the cost of interest bearing liabilities decreased 55 basis points.

Noninterest Income -— Noninterest income was $2.6 million for the first quarter of 2011, which is a $281 thousand, or 12%, improvement over results for the same quarter of 2010. Trust fees were $1.3 million for the quarter ended March 31, 2011, an increase of $106 thousand, or 8.6%, compared to the same quarter in 2010. Investment commissions also increased for the quarter ended March 31, 2011 to $191 thousand compared to $111 thousand in the same quarter in 2010.

Noninterest Expense -— Noninterest expense totaled $7.8 million for the first quarter of 2011, which is $282 thousand more than the $7.5 million in the same quarter in 2010. This increase is spread among several expense categories. The current period’s total noninterest expense of $7.8 million is $56 thousand less than the $7.9 million reported for the fourth quarter in 2010.

The Company’s tax equivalent efficiency ratio for the three month period ended March 31, 2011 was 62.57% compared to 63.74% for the same period in 2010. The improvement in the efficiency ratio was the result of the $269 thousand improvement in net interest income and a $281 thousand increase in noninterest income, offset by the $282 thousand increase in noninterest expense.

Asset Quality -— Non-performing loans equaled 1.91% of total loans at March 31, 2011, compared to 1.76% at March 31, 2010. Loans 30–89 days delinquent decreased $4.5 million, or 57.2%, to $3.4 million since December 31, 2010. Loans 30-89 days delinquent at March 31, 2011 are $2.7 million less than the $6.1 million reported at March 31, 2010. Non-performing loans totaled $11.0 million at March 31, 2011, an increase of $2.1 million and $271 thousand, compared to December 31, 2010 and March 31, 2010, respectively. The increase compared to the prior quarter is primarily an isolated result of one residential real estate loan relationship located in the Mahoning Valley. On March 31, 2011, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 92%, compared to 77% at March 31, 2010. At March 31, 2011, the ALLL/total loan ratio was 1.76% compared to 1.35% at March 31, 2010. For the three months ended March 31, 2011, management provided $1.9 million to the allowance for loan losses, a decrease of $325 thousand from the preceding quarter and a decrease of $903 thousand over the same three month period in the prior year. Net charge-offs for the quarter ending March 31, 2011 were $1.0 million compared to $2.0 million and $677 thousand for the first quarter of 2010 and the fourth quarter of 2010, respectively. The provision for loan losses exceeded net charge-offs for the three month period ended March 31, 2011.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield, Farmers National Insurance, LLC and Farmers Trust Company. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.farmersbankgroup.com.

Non-GAAP Disclosure

This press release includes disclosures of our tangible common equity ratio and pre-tax, pre-provision income and pre-tax,pre-provision income, excluding gains (losses) on sales of securities, which are non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission and is available on the Company’s website (www.farmersbankgroup.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. The Company does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries
Consolidated Financial Highlights
(Amounts in thousands, except per share data)

Consolidated Statements of Income		For the Three Months Ended
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31
	2011	2010	2010	2010	2010
Total interest income	$11,129	$11,980	$12,160	$12,099	$12,126
Total interest expense	2,046	2,218	2,545	2,923	3,312
Net interest income	9,083	9,762	9,615	9,176	8,814
Provision for loan losses	1,875	2,200	1,500	1,600	2,778
Other income	2,617	4,456	3,697	2,721	2,336
Other expense	7,814	7,870	7,917	7,645	7,532
Income before income taxes	2,011	4,148	3,895	2,652	840
Income taxes	321	892	1,041	618	(7)
Net income	$1,690	$3,256	$2,854	$2,034	$847

Average shares outstanding	16,957	13,610	13,577	13,547	13,520
Pre-tax pre-provision income	$3,886	$6,348	$5,395	$4,252	$3,618
Basic and diluted earnings per share	0.10	0.24	0.21	0.15	0.06
Cash dividends	559	408	407	406	406
Cash dividends per share	0.03	0.03	0.03	0.03	0.03
Performance Ratios
Net Interest Margin (Annualized)	4.22%	4.16%	4.11%	4.02%	4.01%
Efficiency Ratio (Tax equivalent basis)	62.57%	57.34%	61.70%	62.15%	63.74%
Return on Average Assets (Annualized)	0.69%	1.26%	1.08%	0.79%	0.34%
Return on Average Equity (Annualized)	7.12%	14.29%	12.95%	9.78%	4.16%
Dividends to Net Income	33.08%	12.53%	14.26%	19.96%	47.93%
Consolidated Statements of Financial Condition
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Assets
Cash and cash equivalents	$81,939	$37,305	$70,049	$35,638	$69,894
Securities available for sale	315,039	314,347	345,298	324,681	316,370
Loans	576,450	590,367	607,649	613,259	609,135
Less allowance for loan losses	10,137	9,307	7,785	8,255	8,220

Net Loans	566,313	581,060	599,864	605,004	600,915

Other assets	51,270	50,039	49,103	49,481	53,032

Total Assets	$1,014,561	$982,751	$1,064,314	$1,014,804	$1,040,211

Liabilities and Stockholders’ Equity
Deposits	$765,277	$761,050	$761,025	$760,679	$776,795
Other interest-bearing liabilities	143,281	130,367	199,956	163,191	177,725
Other liabilities	2,881	3,286	12,232	3,943	3,434

Total liabilities	911,439	894,703	973,213	927,813	957,954
Stockholders’ Equity	103,122	88,048	91,101	86,991	82,257

Total Liabilities
and Stockholders’ Equity	$1,014,561	$982,751	$1,064,314	$1,014,804	$1,040,211

Period-end shares outstanding	18,674	13,646	13,610	13,577	13,546
Book value per share	$5.52	$6.45	$6.69	$6.41	$6.07
Tangible book value per share	5.16	5.95	6.17	5.88	5.53
Capital and Liquidity
Total Capital to Risk Weighted Assets (a)	16.73%	13.99%	12.87%	12.56%	12.15%
Tier 1 Capital to Risk Weighted Assets (a)	15.46%	12.73%	11.66%	11.31%	10.89%
Tier 1 Capital to Average Assets (a)	9.43%	7.65%	7.19%	7.05%	7.04%
Equity to Asset Ratio	10.16%	8.96%	8.56%	8.57%	7.91%
Tangible Common Equity Ratio	9.56%	8.31%	7.95%	7.92%	7.25%
Net Loans to Assets	55.82%	59.13%	56.36%	59.62%	57.77%
Loans to Deposits	75.33%	77.57%	79.85%	80.62%	78.42%
Asset Quality
Non-performing loans	11,011	8,901	9,207	9,954	10,740
Other Real Estate Owned	856	532	326	145	77
Non-performing assets	11,867	9,433	9,533	10,099	10,817
Loans 30 - 89 days delinquent	3,392	7,922	5,888	5,652	6,076
Charged-off loans	1,259	827	2,122	1,690	2,105
Recoveries	214	150	152	125	147
Net Charge-offs	1,045	677	1,970	1,565	1,958
Annualized Net Charge-offs to
Average Net Loans Outstanding	0.74%	0.46%	1.31%	1.04%	1.30%
Allowance for Loan Losses to Total Loans	1.76%	1.58%	1.28%	1.35%	1.35%
Non-performing Loans to Total Loans	1.91%	1.51%	1.52%	1.62%	1.76%
Allowance to Non-performing Loans	92.06%	104.56%	84.56%	82.93%	76.54%
Non-performing Assets to Total Assets	1.17%	0.96%	0.90%	1.00%	1.04%

(a) March 31, 2011 ratio is estimated
Unaudited
Reconciliation of Common Stockholders’ Equity to Tangible Common Equity
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Stockholders’ Equity	$103,122	$88,048	$91,101	$86,991	$82,257
Less Goodwill and other intangibles	6,777	6,920	7,065	7,210	7,355

Tangible Common Equity	$96,345	$81,128	$84,036	$79,781	$74,902

Reconciliation of Total Assets to Tangible Assets
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Total Assets	$1,014,561	$982,751	$1,064,314	$1,014,804	$1,040,211
Less Goodwill and other intangibles	6,777	6,920	7,065	7,210	7,355

Tangible Assets	$1,007,784	$975,831	$1,057,249	$1,007,594	$1,032,856

Reconciliation of Income Before Taxes to Pre-Tax, Pre-Provision Income,
Excluding Gains (Losses) on Sales of Securities
		For the Three Months Ended
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Income before income taxes	$2,011	$4,148	$3,895	$2,652	$840
Provision for loan losses	1,875	2,200	1,500	1,600	2,778

Pre-tax, pre-provision income	3,886	6,348	5,395	4,252	3,618
Gains (losses) on sales of securities	0	1,522	1,161	(3)	0
Pre-tax, pre-provision income, excluding

gains (losses) on sales of securities	$3,886	$4,826	$4,234	$4,255	$3,618